UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    May 15, 2019

CIL&D, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	000-33433	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

337 North Vineyard Ave., Suite 400

Ontario, California 91764

(Address of principal executive offices, including zip code)

(909) 483-8500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

Effective July 1, 2018, Eagle Mountain Acquisition LLC (“Buyer”), the buyer of the Company’s formerly wholly-owned subsidiary, Kaiser Eagle Mountain, LLC (“KEM”), began making cash interest payments to the Company in accordance with the terms of Buyer’s Junior Secured Promissory Note (“Junior Note”) held by the Company. As a result, and in accordance with the Company’s Second Amended and Restated Limited Liability Company Operating Agreement, as amended (“Operating Agreement”), required distributions on the Company’s Class C and D Units were determined and approved as of May 15, 2019. The total amount required to be distributed on the Class C and D Units as a result of the interest payments received by the Company through May 1, 2019, was approximately $18,166. The Class C Units and Class D Units are held by current and former officers of the Company and such units represent an incentive program that was adopted by the Company in 2002 to replace an incentive bonus program that was terminated in 2002. Under the terms of the Operating Agreement, the distributions on the Class C Units and the Class D Units are to be made within 45 days following receipt of any amount on which a distribution on the Class C and D Units is payable. However, for the administrative convenience of the Company, the holders of the Class C and Class D Units are temporarily allowing the deferral from time-to time of the payment of the distributions due them.

In addition, pursuant to the terms of the Amended and Restated Liquidation Manager Agreement dated April 10, 2013, between the Company and Richard E. Stoddard (“Liquidation Director Agreement”), Mr. Stoddard is to be paid incentive compensation based upon a percentage of the “Gross Collected Proceeds” as defined in the Liquidation Director Agreement less the cumulative amount of the monthly consulting fees paid to him, which monthly fees terminated December 31, 2014. As a result of previous transactions, the threshold to trigger an incentive payment to Mr. Stoddard was achieved in July 2016. Thus, due to the collection of interest on the Junior Note, Mr. Stoddard was paid as of May 15, 2019, $13,318 in incentive compensation pursuant to the terms of the Liquidation Director Agreement. This represents 60% of the total possible incentive compensation from the interest payments received through May 1, 2019. An additional 30% is due if there should be a future distribution to the Class A Units and the final 10% is payable at the time of the final dissolution of the Company assuming Mr. Stoddard is the Managing Liquidation Director at such time. Under the terms of the Liquidation Director Agreement, the incentive payments due Mr. Stoddard are to be made within seven days following receipt of any amount on which an incentive payment is payable. However, for the administrative convenience of the Company, Mr. Stoddard is temporarily allowing the deferral from time-to-time of the payment of the incentive payments that are otherwise due and payable to him within seven days.

ITEM 8.01	OTHER EVENTS

Remaining Assets of the Company. In addition to the Company’s cash and investments, the Company’s remaining assets consist primarily of: (i) the Junior Note, (ii) its 84.247% ownership interest in Mine Reclamation, LLC, and (iii) its 100% interest in Eagle Mountain Mining & Railroad Company, LLC (“EMMR”).

The Junior Note was in the original principal amount of $19,000,000 bearing interest at 5.71% per annum. With the payment of Buyer’s Senior Note in February 2016, Buyer timely exercised its option to extend the maturity date of the Junior Note from February 29, 2016, to May 31, 2025. Interest on the Junior Note accrues and becomes a part of the principal balance of the Junior Note. The Junior Note provides that the principal amount of the note would increase to

$33,106,581 in order to compensate the Company for the full expected value of the Junior Note if the Junior Note was not paid on or before March 31, 2016. Since Buyer did not pay the Junior Note on or prior to March 31, 2016, the principal balance of the Junior Note increased to $33,106,581 as of April 1, 2016. Additionally, the Junior Note requires three separate financial risk payments of (i) $5,000,000 at May 31, 2018, (ii) $7,000,000 at February 28, 2019, and (iii) $8,000,000 at September 30, 2020, if the Junior Note remains outstanding as of those dates and the financing for the proposed Eagle Mountain pump storage hydro-electric project at Eagle Mountain has not closed by such dates (each a “Financial Risk Amount”). Each Financial Risk Amount is not paid in cash but is added to the outstanding principal amount of the Junior Note at the time the Financial Risk Amount is due. Thus, as of May 1, 2019, the outstanding principal amount of the Junior Note is approximately $45 million since the Junior Note has not been paid in full. On September 30, 2020, the outstanding principal amount of the Junior Note will increase to approximately $54 million if such note has not been paid in full by that date. The first two Financial Risk Amounts bear interest at eight percent (8.00%) per annum and the interest is paid in cash monthly. If the third Financial Risk Amount should occur, all of the Financial Risk Amounts, thereafter, would bear interest at twelve percent (12%) per annum and the interest would be paid in cash monthly. Each Financial Risk Amount has a stated maturity of May 31, 2025. As of the date of this Report on Form 8-K, Buyer has timely paid the monthly cash interest payments on the Financial Risk Amounts that are outstanding. There are certain events that accelerate payment of the Junior Note and the Financial Risk Amounts, in whole or in part, such receipt of construction financing for the planned hydro-electric pumped storage project to be constructed and operated on land owned or controlled by KEM and the occurrence of an event of default under the Junior Note, the terms of the Financial Risk Amounts and/or the documents securing their payment and performance.

EMMR has a mining lease and agreement with KEM which provides EMMR the right to mine certain stock-piled rock and the coarse and fine iron ore tailings at Eagle Mountain. EMMR also currently owns or controls the real property interests associated with the Eagle Mountain railroad. The Company is seeking to sell EMMR or its assets.

Mine Reclamation, LLC’s remaining asset is the right to receive 53.3% of the net revenues generated from the disposition of assets directly or indirectly owned by the Company in Riverside County, California. Accordingly, Mine Reclamation will receive 53.3% of the payment on the Junior Note, if paid, net of its share of allocated expenses. Upon distribution of such payment (net of expenses) to Mine Reclamation’s owners, CIL&D will receive 84.247% of such amount. Mine Reclamation’s right to share in the proceeds is as a result of a Termination, Settlement and Net Revenues Sharing Agreement that was entered into in April 2014, which agreement, among other things, settled any and all claims that may exit among the parties to such agreement and terminated a lease and option that Mine Reclamation had on portions of the Eagle Mountain property. The resolution of this matter advanced the ability to seek a monetization event for KEM and the Eagle Mountain property.

Liquidation and Dissolution Process. Since May 22, 2013, the Company has undertaken and continues to undertake activities that are necessary and appropriate in seeking to complete the voluntary liquidation and winding up of the Company in accordance with the Company’s approved Plan of Dissolution and Liquidation and applicable law. As of the date of this Report on Form 8-K, major events in the liquidation and winding up process, include, but are not limited to those summarized below.

In May 2013 the Los Angeles Sanitation Districts No. 2 determined that it would no longer continue with its planned purchase of the proposed Eagle Mountain rail-haul landfill which was permitted but the subject of extensive litigation and likely future litigation. The landfill project was being developed by a subsidiary of the Company, Mine Reclamation, and the landfill would have been sited on Eagle Mountain land owned by another Company subsidiary. A settlement was reached among Mine Reclamation, KEM, the Company and Los Angeles Sanitation District No. 2. in August 2013 which provided for the termination of the landfill purchase agreement and a mutual release of claims.

As discussed above, in April 2014 a settlement was reached among KEM, Lake Tamarisk Development, LLC, the Company and Mine Reclamation which settled any claims the parties may have had against each other and terminated a lease and option that Mine Reclamation had on portions of the Eagle Mountain property owned by KEM.

In December 2014 a settlement was reached in outstanding federal litigation involving the proposed landfill project which involved the reversal of a portion of the previously completed land exchange with the U.S. Bureau of Land Management. With the landfill project not moving forward, the Company sought other possible monetization events for its Eagle Mountain subsidiary and/or its assets.

In June 2015 the Company sold its wholly-owned subsidiary, KEM, the owner of Eagle Mountain, to the Buyer for: (i) an initial cash payment of $1,700,000 million (gross), (ii) Buyer’s promissory note in the principal amount of $4,250,000 (the “Senior Note”) bearing interest at the rate of six percent (6.00%) per annum with a due date of February 29, 2016; (iii) the Junior Note, as discussed above; and (iv) a Mining Lease and Agreement and implementing agreements were entered into with EMMR allowing for the mining of certain stock-piled rock, coarse tailings, fine tailings and iron ore pellets.

In February 2016 the Buyer paid off its Senior Note which allowed for a $.98 per Class A Unit cash distribution in April 2016 after complying with the Plan of Dissolution and Liquidation and applicable law.

In June 2016 EMMR sold the fixtures and personal property that made up the Eagle Mountain Railroad in Riverside County, California. This allowed the Company to make a $.26 per Class A Unit distribution as result of such sale after complying with the Plan of Dissolution and Liquidation and applicable law. EMMR still owns or controls the real property interests associated with the Eagle Mountain Railroad.

In December 2017, the Company’s wholly-owned subsidiary, Lake Tamarisk Development, LLC, sold all of its vacant land at Lake Tamarisk, California for a net sales price, after closing costs, of approximately $540,000. A house owned by Lake Tamarisk Development, its final asset, was sold in February 2018 resulting in net sales proceeds of approximately $23,000. With the sale of its final asset, Lake Tamarisk Development dissolved and ceased business as of December 31, 2018.

In addition to selling assets, which has taken substantial time, the Company has worked on resolving or making reasonable provision for its possible outstanding obligations and contingencies in accordance with the Plan of Liquidation and Dissolution and applicable law. For example, since September 2013 nearly $1,000,000 has been paid in settlement and defense costs related to asbestos claims that are not covered by insurance. An asbestos insurance policy was purchased by the Company in September 2013 but the Company is currently in a coverage dispute with such insurance carrier. As of the date of this Report on Form 8-K, the Company has four outstanding asbestos claims.

The Company has been identified as a potentially responsible party in the Portland Harbor Superfund Site matter and claims arising from such matter. There appears to be over 100 potentially responsible parties in this matter. The Company is actively involved in the claims resolution process. Additional information on the Portland Harbor Superfund site can be found at: https://semspub.epa.gov/work/10/100043687.pdf. The Company has insurance coverage for this matter.

The Company is also involved in litigation that alleged environmental contamination of property in Rancho Cucamonga, California. This claim was settled late in the first quarter of 2019 with the settlement currently being implemented. Even though settled, there will be some ongoing costs associated with this matter. As of the date of this Report on Form 10-K, approximately $335,000 in defense and settlement costs have been paid by the Company in this matter which were not covered by insurance.

Currently the Company has two part-time employees in its Ontario, California office. There are two full-time employees at Eagle Mountain, but their compensation and all other costs are reimbursed by KEM, the unaffiliated owner of the Eagle Mountain property. It is not anticipated that there can be or will be any further reduction in staffing by the Company.

Extension of Term. Since the liquidation and winding up process for the Company is taking longer than originally anticipated, the Managing Liquidation Director, with concurrence of the Member Representative, extended the term of the Company and the Company’s Second Amended and Restated Operating Agreement for up to an additional three (3) years through May 22, 2022. See “Extension of the Term of Second Amended and Restated Operating Agreement of CIL&D, LLC” attached to this Report on Form 8-K as Exhibit 99.1.

No Assurance of Future Distributions. There is no assurance that there will be any future distributions. As previously disclosed, the liquidation and dissolution process involve substantial risks and uncertainties. Accordingly, it is not possible to predict the timing of future distributions, if any, to the Class A Unitholders or the aggregate amount of any future distributions if made.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

99.1     Extension of the Term of the Second Amended and Restated Operating Agreement of CIL&D, LLC dated May 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIL&D, LLC
(REGISTRANT)

Date: May 17, 2019	/s/ Richard E. Stoddard
Richard E. Stoddard
Managing Liquidation Director